EXHIBIT 1.2

                                                                 EXECUTION COPY




                        RECKSON ASSOCIATES REALTY CORP.
                           (a Maryland corporation)

                                 Common Stock


                                TERMS AGREEMENT


                                                               December 9, 2004

To: Reckson Associates Realty Corp.
    225 Broadhollow Road
    Melville, New York  11747

Ladies and Gentlemen:

          We understand that Reckson Associates Realty Corp., a Maryland corporation (the "Company"), proposes to issue and sell 4,500,000 shares of its common stock, par value $0.01 per share (the "Common Stock" and/or the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, Deutsche Bank Securities Inc. (the "Underwriter") offers to purchase 4,500,000 shares of Initial Underwritten Securities at the purchase price set forth below.


          The Underwritten Securities shall have the following terms:


Title:                                      Common Stock
Number of Initial Underwritten Securities:  4,500,000
Initial public offering price per share     $32.96
Purchase price per share:                   $32.90
Selling Concession                          $0.05
Listing requirements:                       NYSE
Lock-up provisions:                         See attached lock-up agreement
Other terms and conditions:                 N/A
Closing date and location:                  December  14, 2004 at the office of
                                            Sidley  Austin  Brown & Wood LLP at
                                            787 Seventh Avenue, New York,
                                            New York 10019


          All of the provisions contained in the document attached as Annex I hereto entitled "RECKSON ASSOCIATES REALTY CORP.--Common Stock, Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares and Warrants to Purchase Preferred Stock -- Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall

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be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.


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          Please accept this offer no later than 7 o'clock p.m. (New York City time) on December 9, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                     Very truly yours,

                                     DEUTSCHE BANK SECURITIES INC.

                                         By:     /s/ Geoffrey S. Bedrosian
                                                 ------------------------
                                             Name:   Geoffrey S. Bedrosian
                                             Title:  Authorized Signatory

                                         By:     /s/ Imran Ahmed
                                                 ------------------------
                                             Name:   Imran Ahmed
                                             Title:  Authorized Signatory





Accepted:

RECKSON ASSOCIATES REALTY CORP.


By:      /s/ Michael Maturo
   ----------------------------
     Name:   Michael Maturo
     Title:  EVP, CFO and Treasurer


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                               Lock-Up Agreement

    [Letterhead of officer or director of Reckson Associates Realty Corp.]

                        Reckson Associates Realty Corp.
                        Public Offering of Common Stock



                                                     December 14, 2004
Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005


Ladies and Gentlemen:

          This letter is being delivered to you in connection with the Terms Agreement (the "Terms Agreement"), dated December 9, 2004, between Reckson Associates Realty Corp., a Maryland corporation (the "Company"), and you, relating to an underwritten public offering of Common Stock, $0.01 par value (the "Common Stock"), of the Company.

          In order to induce you to enter into the Terms Agreement, the undersigned will not, without the prior written consent of Deutsche Bank Securities Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of thirty days after the date of the Terms Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by Deutsche Bank Securities Inc.

          If for any reason the Terms Agreement shall be terminated prior to the Closing Date (as defined in the Terms Agreement), the agreement set forth above shall likewise be terminated.


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